UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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OraSure Technologies, Inc.

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Commencing May 19, 2014, OraSure Technologies, Inc. sent the following communication to certain stockholders:

May 19, 2014

Re:	OraSure Technologies, Inc. (“OraSure” or the “Company”)

2014 Annual Meeting of Stockholders – Supplemental Information

Dear Stockholder:

At our upcoming 2014 Annual Meeting, the Company’s stockholders will be asked to, among other things (i) elect three Class II Directors to serve until the 2017 Annual Meeting; and (ii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers. The Company requests that you vote FOR the Director nominees and FOR the proposal on executive compensation, as the Company’s Board of Directors has unanimously recommended.

The proxy advisory firms of ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recently issued reports regarding the proposals to be considered at our Annual Meeting. The ISS report recommends a withhold vote for Mr. Roger Pringle, who serves as Chairman of our Compensation Committee, and a vote against our executive compensation program. The Glass Lewis report recommends a withhold vote for all of our Director nominees, as well as a vote against our executive compensation program.

For the reasons explained below, we strongly disagree with the ISS and Glass Lewis reports and believe their recommendations are inappropriate and do not accurately reflect the Company’s performance.

ISS and Glass Lewis Overlook Significant Aspects of OraSure Performance

ISS and Glass Lewis each follow a formulaic approach in determining their voting recommendation with respect to executive compensation proposals. These approaches essentially compare a company’s weighted average total shareholder return (“TSR”) (and

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in the case of Glass Lewis certain other financial measures) and CEO pay with data from a peer group of companies selected by each advisory firm. Particular emphasis is placed on TSR as a primary measure of company performance. While these measures are certainly important and relevant in evaluating a company’s executive compensation program, they are not, and should not, be the only factors considered.

An executive’s performance in any given year includes much more than the bottom line result or stock appreciation for that period. Executives often are tasked with pursuing non-financial strategic objectives that are critical to a company’s business, particularly over the long-term. An executive’s performance is also often impacted by unexpected events or factors beyond the executive’s control. That is why our Board and Compensation Committee consider both financial and strategic accomplishments together with their knowledge of individual performance in establishing executive compensation levels.

Significantly, neither of the ISS or Glass Lewis reports address the important strategic accomplishments that heavily influenced our compensation decisions over the past several years. For example, ISS is particularly critical of the fact that Mr. Michels received an above target equity grant in 2013 based on 2012 performance, arguing that such an award should be questioned given OraSure’s mixed financial results. However, ISS fails to even acknowledge that during 2012 the Company successfully completed a seven-year, multimillion dollar development effort by obtaining FDA approval of our OraQuick® In-Home HIV test. This product is the first and only rapid infectious disease test ever approved by the FDA for use by consumers. This was a huge strategic accomplishment, especially for a Company our size, and warranted significant recognition in the compensation awarded to Mr. Michels and his management team.

In criticizing our pay practices, both ISS and Glass Lewis fail to grasp the significance of this accomplishment and instead rely solely on a “one size fits all” analysis in reaching their recommendations. We believe this is unreasonable. The Company strongly believes that failing to reward our executives for receipt of FDA approval of this important product would be unfair and demotivating for these executives. While the use by ISS and Glass Lewis of their rigid analytical models might make it easier and cost effective to evaluate thousands of public companies, this approach fails to grasp the real world in which an executives’ performance beyond short-term financial metrics must be recognized.

ISS also criticizes the award of above-target incentive cash bonuses to our executives for performance during 2013, characterizing them as based on “subjective/qualitative assessments in a period of negative shareholder returns.” This assessment mischaracterizes our Company performance and compensation decisions. As explained in detail in our 2014 Proxy Statement, performance during 2013 was strong, with record revenues, a substantial decrease in our net loss and a significant improvement in our cash position. In our Proxy Statement, we list the many specific factors contributing to this financial performance, not the least of which were a 43% increase in net revenues from our molecular collection systems business, a 32% increase in sales of our OraQuick®

HCV test, a $9.1 million net revenue contribution from our OraQuick® In-Home HIV test and the successful replacement of an important substance abuse testing collaboration, which resulted in an $8.3 million payment and the establishment of a clear path for developing new fully-automated high-throughput oral fluid drug assays to be used with our Intercept® collection device. These are not discretionary or qualitative factors as ISS suggests. Rather, these factors represent concrete achievements that directly contributed to our strong financial performance for 2013 and thus support the executive compensation decisions made by our Board and Compensation Committee. Again, neither of the ISS or Glass Lewis reports mention any of these factors when analyzing our executive compensation program.

ISS and Glass Lewis Rely Too Heavily on TSR and Peer Group Data

Both ISS and Glass Lewis base their recommendations largely on a comparison of OraSure’s weighted average TSR and CEO compensation with peer group company data. While peer group comparisons are useful, they should not form the sole basis for evaluating the Company’s pay practices.

For OraSure, TSR represents the change in the market price for our common stock. A top priority for the Board and our management team is to increase our stock price and thus deliver value to our stockholders. Our stock price can, and often does, respond to improved financial performance and the achievement of significant milestones. However, it also is often negatively impacted by a variety of other factors, many of which are unrelated to performance by the Company or its executive management team.

Changes in market conditions, industry developments, sales of our stock by investors for tax or other reasons and other factors can have a significant negative influence on our stock price. A specific example occurred in late November 2013 when a large customer of our molecular collection systems business received a warning letter from the FDA requesting that it immediately discontinue marketing certain of its services in the United States. Despite our disclosure that this customer represented less than 5% of our 2013 consolidated net revenues and that our guidance for the fourth quarter of 2013 would not be affected, our stock price dropped from $6.99 to $5.83, or almost 17%, in a single day. More than 4.2 million shares, or about 10 times our average daily trading volume, exchanged hands that same day. For reasons such as this, the use of TSR by ISS and Glass Lewis as the primary proxy for measuring corporate performance is not appropriate.

Similarly, both ISS and Glass Lewis rely too heavily on a comparison between OraSure and a group of its “peers.” While these companies may be similar in size and generally operate in an industry similar to OraSure, none of them represent a completely accurate comparison to our business, nor do they face the same uncertainties and factors that typically affect our business. For example, none of these companies have been attempting to commercialize the first ever, FDA-approved over-the-counter HIV test, including addressing the need to build public awareness and create a market for this important, but brand new product. Similarly, none of these companies are attempting to broadly market the only FDA-approved rapid HCV test where there are significant funding challenges experienced by potential customers and there is a need to build public awareness around the importance of HCV testing. Thus, peer group data should be used, at most, only as a general check on the reasonableness of compensation decisions and not as a rigid quantitative analysis of compensation versus performance.

Our Response to the 2013 Say on Pay (“SOP”) Vote Was Appropriate

Both ISS and Glass Lewis assert that our Compensation Committee’s response to the failed SOP vote in 2013 was not robust enough. Each report apparently reached this conclusion, at least in part, because we did not adopt performance-based vesting for equity awards and instead elected to continue our practice of making annual time-vested equity awards, comprised of 60% stock options and 40% restricted shares.

Contrary to the positions of ISS and Glass Lewis, we did not ignore the comments we received from stockholders regarding performance-based equity. To the contrary, the Board and Compensation Committee highly values the input received from our stockholders regarding all issues discussed during our outreach efforts, including statements supportive of performance-based equity awards. However, after careful consideration of this input, the Board and Compensation Committee decided to continue with time-vested equity awards that consist of 60% stock options for two primary reasons.

First, stock option awards are already performance-based. As explained in our 2014 Proxy Statement, the exercise price of our stock options is set at the average of the high and low sales price of our common stock on the date of grant. Thus, executives will receive absolutely no value for their stock options unless the price of our stock appreciates from the value on the date of grant. Second, the Board and Compensation Committee were concerned that using performance metrics such as revenue growth or improved profitability, while appealing on the surface, may unintentionally create a disincentive for management to make certain investment or strategic decisions that would adversely affect our ability to meet the financial metrics required for vesting even though the decisions are in the long-term best interests of the Company. For these reasons, we decided not to adopt additional performance criteria at this time. However, the Board and Compensation Committee remain open to considering equity awards with performance vesting in the future as the Company’s business grows and continues to mature.

In short, we strongly disagree with ISS and Glass Lewis that equity with performance vesting would necessarily be a better approach for OraSure. In fact, although our stockholders did suggest we should consider performance equity, their overwhelming view was that they did not want to micromanage our business and that ultimately our Board and Compensation Committee should structure the executive compensation programs in a manner believed to be in the best interests of the Company. Indeed, both ISS and Glass Lewis made similar comments when we discussed our programs with them several months ago.

After carefully considering the input from our stockholders, the Board and the Compensation Committee made the decision it believes is in fact in the best interests of the Company by retaining much of the pre-existing compensation structure. We continue to believe this was the correct approach.

Conclusion

For the reasons set forth above, and in further detail in our 2014 Proxy Statement, we request that our stockholders reject the recommendations contained in the ISS and Glass reports and that they vote FOR our Director nominees and FOR the approval of the compensation of the Company’s named executive officers.

Sincerely,

OraSure Technologies, Inc.

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